SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   ----------



                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of Earliest Event Reported): June 17, 1999



                                 CANDIE'S, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                       1-10593                  11-2481903
(State or other jurisdiction          (Commission             (I.R.S. Employer
      of incorporation)               File Number)           Identification No.)



2975 Westchester Avenue, Purchase, New York                         10577
(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code: (914) 694-8600



--------------------------------------------------------------------------------
           Former name or former address, if changed since last report




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Item 4.  Changes in Registrant's Certifying Accountant.

(a)(1)

     (i) On June 17, 1999, Candie's, Inc. (the "Company") dismissed Ernst & Young LLP ("E&Y") as its independent auditors.

     (ii) The reports of E&Y on the financial statements of the Company for the fiscal years ended January 31, 1998 ("Fiscal 1998") and January 31, 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. However, it should be noted that, for the reasons discussed below, in a May 12, 1999 press release the Company indicated that its financial statements for Fiscal 1998 should not be relied upon. The audit for the Company's fiscal year ended January 31, 1999 ("Fiscal 1999") has not been completed.

     (iii) The decision to change auditors was approved by the Company's Board of Directors and the Audit Committee of the Company's Board of Directors.

     (iv) During the time that the audits of the Company's financial statements for each of the two fiscal years in the period ended January 31, 1998 were conducted, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of E&Y would have caused it to make reference to the matter in their report.

     (v) During the course of its uncompleted audit of the Company's financial statements for Fiscal 1999 E&Y informed the Company that it had been unable to obtain sufficient evidentiary support to determine the appropriateness of the accounting the Company had applied to (i) certain barter transactions, (ii) transactions with a related party and principal supplier and (iii) certain other transactions which may have affected the Company's interim quarterly financial results during Fiscal 1999. E&Y also requested the Company to appoint a Special Committee to conduct an independent investigation of such transactions. E&Y also informed the Company that, in its opinion, the resolution of such matters might require the Company to restate its financial statements for Fiscal 1998 and each of the first three quarters of Fiscal 1999, and could result in the Company reporting a loss for Fiscal 1999.

     In response to the issues raised by E&Y the Special Committee of the Board of Directors has commenced an investigation. The Special Committee hopes to complete that investigation promptly. To assist the Special Committee the Company has retained the law firm of Squadron Ellenoff Plesent & Sheinfeld LLP which, in turn, has retained the accounting firm PricewaterhouseCoopers LLP.

     Representatives of the Company have advised representatives of



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E&Y that they believe that certain documents  previously given to E&Y in support of certain Fiscal 1998 and Fiscal 1999 transactions were not genuine. E&Y has advised the Company that depending upon the findings of the Special Committee,
these   facts  may  cause  E&Y  to  be   unwilling   to  rely  on   management's
representations or be associated with past or current financial statements prepared by management.

(a)(2) On June 22, 1999 the Company engaged BDO Seidman, LLP ("BDO") as its independent accountant to audit its financial statements with respect to Fiscal 1998 and 1999 and, if necessary, other prior fiscal years. The Company has authorized E&Y to respond fully to any inquiries BDO may make.

     The Company did not seek the advice of BDO regarding the subject matter of the foregoing reportable events with E&Y. However, members of the Company's Board of Directors and management did fully disclose to BDO what the Company believed to be the subject matter of the issues raised by E&Y as part of the process of determining whether BDO would accept the Company's engagement and, if so, the time frame in which BDO believed it could complete the necessary audit of the Company's financial statements.

Item 5. Other Events.

     The Company has previously announced that during the past several weeks, several class action complaints have been filed in the United States District Court for the Southern District of New York against the Company and certain of its current executive officers and directors and certain former officers. The complaints, which the Company anticipates will be consolidated, allege, among other things, that the defendants misrepresented or omitted to state material facts concerning the Company's business and financial condition.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (c). Exhibits.

     16. Letter from E&Y regarding change in certifying accountant.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         CANDIE'S, INC.



                                         By:  /s/ Neil Cole
                                              ---------------------------------
                                                  Neil Cole
                                                  Chief Executive Officer and
                                                  President




Date: June 23, 1999



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